                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                _______________

                                  FORM 8-K/A

                Current Report Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934

                                 July 27, 1999
           ------------------------------------------------
           Date of Report (Date of Earliest Event Reported)

                          Exodus Communications, Inc.
         ------------------------------------------------------
         (Exact name of Registrant as specified in its charter)

      Delaware                      0-23795                     77-0403076
-----------------------    -----------------------     -----------------------------------
(State of incorporation)   (Commission file number)    (I.R.S. Employer Identification No.)

                         2831 Mission College Boulevard
                         Santa Clara, California 95054
          -----------------------------------------------------------
          (Address of principal executive offices, including zip code)

                                 (408) 346-2200
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

ITEM 7:  FINANCIAL STATEMENTS AND EXHIBITS

     On August 11, 1999, Exodus Communications, Inc. ("Exodus") filed a Form 8-K to report its acquisition of Cohesive Technology Solutions, Inc. ("Cohesive"). Pursuant to Item 7 of Form 8-K, Exodus indicated that it would file certain financial information no later than the date required by Item 7 of Form 8-K. This Amendment No. 1 is filed to provide the required financial information.

     (a) Financial Statements of Business Acquired.
         -----------------------------------------

                         INDEX TO FINANCIAL STATEMENTS



Cohesive Technology Solutions, Inc. -- Consolidated Financial Statements

  Independent Auditors' Report

  Consolidated Balance Sheets as of December 31, 1997 and 1998

  Consolidated Statements of Operations for the years ended December 31, 1996 and 1997 and 1998

  Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 1996, 1997 and 1998

  Consolidated Statements of Cash Flows for the years ended December 31,
   1996, 1997 and 1998

  Notes to Consolidated Financial Statements

  Unaudited Condensed Consolidated Balance Sheets as of December 31, 1998
   and March 31, 1999

  Unaudited Condensed Consolidated Statement of Operations for the three months ended March 31, 1998 and 1999

  Unaudited Condensed Consolidated Statement of Cash Flows for the three months ended March 31, 1998 and 1999

  Notes to Unaudited Condensed Consolidated Financial Statements

                          INDEPENDENT AUDITORS' REPORT

Board of Directors of
 Cohesive Technology
 Solutions, Inc.:

  We have audited the accompanying consolidated balance sheets of Cohesive Technology Solutions, Inc. (formerly Cohesive Network Systems, Inc.) and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cohesive Technology Solutions, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

                                          /s/ Deloitte & Touche LLP
April 8, 1999
(April 21, 1999 as to Note 10)

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                          CONSOLIDATED BALANCE SHEETS

                                                            December 31,
                                                       -----------------------
                                                          1997        1998
                                                       ----------- -----------
                        ASSETS
Current assets:
 Cash and cash equivalents............................ $ 3,217,000 $ 3,580,000
 Restricted cash......................................   5,130,000          --
 Short-term investments...............................  15,784,000          --
 Accounts receivable, net of allowance for doubtful
  accounts of $250,000 and $962,000 in 1997 and 1998,
  respectively........................................   4,038,000   7,561,000
 Income tax receivable................................          --   1,984,000
 Other receivables....................................     109,000          --
 Inventory............................................     393,000     422,000
 Prepaid expenses.....................................     294,000     758,000
                                                       ----------- -----------
   Total current assets...............................  28,965,000  14,305,000
Property and equipment, net...........................   1,241,000   2,748,000
Other assets..........................................     108,000      60,000
Intangibles, net......................................   5,816,000  26,454,000
                                                       ----------- -----------
Total................................................. $36,130,000 $43,567,000
                                                       =========== ===========
     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY

Current liabilities:
 Revolving lines of credit............................ $   515,000 $ 6,997,000
 Accounts payable.....................................   1,058,000   2,316,000
 Amounts due under acquisition agreements.............   3,815,000   6,896,000
 Accrued payroll and related expenses.................   1,026,000   2,224,000
 Other accrued liabilities............................     495,000   1,047,000
 Income taxes payable.................................   2,125,000          --
 Deferred revenue.....................................     719,000     276,000
 Deferred gain........................................   1,050,000          --
 Current portion of long-term obligations (Note 2)....          --     440,000
                                                       ----------- -----------
   Total current liabilities..........................  10,803,000  20,196,000
Long-term obligations (Note 2)........................          --     349,000
                                                       ----------- -----------
   Total liabilities..................................  10,803,000  20,545,000
                                                       ----------- -----------
Commitments and contingencies (Notes 3 and 9).........          --          --

Redeemable preferred stock:
 Preferred stock, $1.00 par value; 196,800 shares
  authorized: Series A, 120,000 shares designated;
  shares outstanding: 60,570 in 1997 and 1998.........   6,743,000   7,166,000
 Series B, 76,800 shares designated; shares
  outstanding: 28,800 in 1997 and 1998................   3,000,000   3,202,000
 Convertible Series D preferred stock, $1.00 par
  value, none in 1997, 900,000 shares authorized,
  designated and outstanding in 1998 .................          --   7,906,000
                                                       ----------- -----------
   Total redeemable preferred stock...................   9,743,000  18,274,000
                                                       ----------- -----------

Stockholders' equity:
 Convertible Series C preferred stock, $1.00 par
  value, 800,000 shares authorized, designated and
  outstanding in 1997 and 1998........................   4,000,000   4,000,000
 Common stock $0.01 par value per share; 21,000,000
  shares authorized; shares outstanding: 13,519,919
  in 1997 and 13,902,769 in 1998 .....................     135,000     139,000
 Additional paid-in capital...........................   3,169,000   3,364,000
 Retained earnings (accumulated deficit)..............   8,280,000  (2,755,000)
                                                       ----------- -----------
   Total stockholders' equity.........................  15,584,000   4,748,000
                                                       ----------- -----------
Total liabilities, redeemable preferred stock and
 stockholders' equity................................. $36,130,000 $43,567,000
                                                       =========== ===========

                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                              Years Ended December 31,
                                        --------------------------------------
                                           1996         1997          1998
                                           ----         ----          ----
Revenues:
 Service revenues...................... $ 3,494,000  $ 8,463,000  $ 26,328,000
 Product revenues......................   9,298,000   11,957,000    15,380,000
                                        -----------  -----------  ------------
    Total revenues.....................  12,792,000   20,420,000    41,708,000
Costs of revenues:
 Costs of service revenues.............   2,292,000    5,489,000    15,291,000
 Costs of product revenues.............   6,693,000    9,577,000    13,033,000
                                        -----------  -----------  ------------
    Total cost of revenues.............   8,985,000   15,066,000    28,324,000
                                        -----------  -----------  ------------
Gross profit...........................   3,807,000    5,354,000    13,384,000
                                        -----------  -----------  ------------
Operating expenses:
 Sales and marketing...................   2,285,000    5,100,000     5,672,000
 General and administrative............   4,229,000    6,528,000    10,219,000
 Research and development..............     566,000    1,308,000            --
 Amortization of intangibles...........     869,000    1,583,000     6,734,000
 Acquisition related charges...........     964,000    1,917,000     4,463,000
                                        -----------  -----------  ------------
    Total operating expenses...........   8,913,000   16,436,000    27,088,000
                                        -----------  -----------  ------------
Operating loss                           (5,106,000) (11,082,000)  (13,704,000)
                                        -----------  -----------  ------------
Other income (expense):
 Gain on divestiture...................          --   37,966,000            --
 Interest income, net..................      71,000      579,000       354,000
 Other expense, net....................          --           --        (2,000)
                                        -----------  -----------  ------------
    Total other income.................      71,000   38,545,000       352,000
                                        -----------  -----------  ------------
Income (loss) from continuing
 operations before income taxes........  (5,035,000)  27,463,000   (13,352,000)
Provision for (benefit from) income
 taxes.................................          --   11,450,000    (2,555,000)
                                        -----------  -----------  ------------
Income (loss) from continuing
 operations............................  (5,035,000)  16,013,000   (10,797,000)
Loss from discontinued operations......    (135,000)    (136,000)           --
Gain on divestiture of discontinued
 operations (Less income taxes of
 $1,412,000 in 1997 and $380,000 in
 1998).................................          --    2,523,000       562,000
                                        -----------  -----------  ------------
Net income (loss)......................  (5,170,000)  18,400,000   (10,235,000)
Preferred dividends....................    (639,000)    (827,000)     (625,000)
Accretion on preferred stock...........          --           --      (175,000)
                                        -----------  -----------  ------------
Net income (loss) applicable to common
 stockholders.......................... $(5,809,000) $17,573,000  $(11,035,000)
                                        ===========  ===========  ============

                  See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                  Years Ended December 31, 1996, 1997 and 1998

                          Series C Convertible
                            Preferred Stock       Common Stock       Additional   Retained
                          -------------------- --------------------   Paid In     Earnings
                           Shares    Amount      Shares     Amount    Capital     (Deficit)      Total
                          -------------------- ----------  --------  ----------  -----------  -----------
Balances, January 1,
 1996...................        -- $        -- 10,700,031  $107,000  $  805,000  $(3,484,000) $(2,572,000)
Exercise of options.....                          129,850     1,000      12,000                    13,000
Preferred dividends.....                                                            (639,000)    (639,000)
Net loss................                                                          (5,170,000)  (5,170,000)
                          -------- ----------- ----------  --------  ----------  -----------  -----------
Balances, December 31,
 1996...................        --          -- 10,829,881   108,000     817,000   (9,293,000)  (8,368,000)
Exercise of options.....                          770,038     8,000     135,000                   143,000
Sale of common stock....                        1,920,000    19,000   1,901,000                 1,920,000
Issuance of preferred
 stock..................   800,000   4,000,000                                                  4,000,000
Compensatory stock
 arrangements (Note 3)..                                                316,000                   316,000
Preferred dividends.....                                                            (827,000)    (827,000)
Net income..............                                                          18,400,000   18,400,000
                          -------- ----------- ----------  --------  ----------  -----------  -----------
Balances, December 31,
 1997...................   800,000   4,000,000 13,519,919   135,000   3,169,000    8,280,000   15,584,000
Repurchase of common
 stock..................                         (250,000)   (3,000)   (747,000)                 (750,000)
Exercise of options.....                          632,850     7,000     352,000                   359,000
Compensatory stock
 arrangements (Note 6)..                                                590,000                   590,000
Accretion on preferred
 stock..................                                                            (175,000)    (175,000)
Preferred dividends.....                                                            (625,000)    (625,000)
Net loss................                                                         (10,235,000) (10,235,000)
                          -------- ----------- ----------  --------  ----------  -----------  -----------
Balances, December 31,
 1998...................   800,000 $ 4,000,000 13,902,769  $139,000  $3,364,000  $(2,755,000) $ 4,748,000
                          ======== =========== ==========  ========  ==========  ===========  ===========


                  See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                Years Ended December 31,
                                          --------------------------------------
                                             1996         1997          1998
Cash flows from operating activities:     -----------  -----------  ------------
Net income (loss)......................   $(5,170,000) $18,400,000  $(10,235,000)
Adjustments to reconcile net income
 (loss) to net cash used by operating
 activities:
 Depreciation and amortization.........     1,033,000    1,893,000     7,034,000
 Stock compensation expense............            --      281,000       590,000
 Loss on disposal of property and
  equipment............................            --       25,000       598,000
 Interest income on restricted cash....            --      (80,000)      (44,000)
 Gain on divestiture...................            --  (37,966,000)           --
 Results of discontinued operations
  and gain on disposal.................       135,000   (2,387,000)     (562,000)
 Change in assets and liabilities, net
  of effect of acquisitions and
  divestitures:
   Accounts receivable.................      (692,000)    (190,000)   (1,317,000)
   Other receivables...................       (72,000)     (64,000)      125,000
   Inventory...........................      (267,000)     311,000       (29,000)
   Prepaid expenses....................      (166,000)     (70,000)     (449,000)
   Other assets........................       (37,000)      17,000       105,000
   Accounts payable....................       (43,000)    (334,000)      942,000
   Income taxes........................       100,000      492,000    (4,341,000)
   Amounts due under acquisition
    agreements.........................       964,000           --            --
   Accrued payroll and related
    expenses...........................       467,000      424,000       586,000
   Accrued liabilities.................       337,000      239,000    (2,159,000)
   Other current liabilities...........       177,000      328,000      (452,000)
                                          -----------  -----------  ------------
     Net cash used by continuing
      operating activities.............    (3,234,000) (18,681,000)   (9,608,000)
     Net cash used by discontinued
      operations.......................      (168,000)     (72,000)           --
                                          -----------  -----------  ------------
     Net cash used by operating
      activities.......................    (3,402,000) (18,753,000)   (9,608,000)
                                          -----------  -----------  ------------
Cash flows from investing activities:
 Sale (purchase) of short-term
  investments..........................            --  (15,784,000)   15,784,000
 Acquisitions, net of cash acquired....    (1,312,000)  (4,507,000)  (11,928,000)
 Repayment of acquisition obligations,
  net..................................            --           --    (3,556,000)
 Purchases of property and equipment...      (860,000)    (745,000)   (1,338,000)
 Proceeds from divestitures............            --   34,210,000     4,124,000
 Proceeds from sale of discontinued
  operations...........................            --    4,830,000       942,000
 Investing activities of discontinued
  operations...........................      (344,000)    (260,000)           --
                                          -----------  -----------  ------------
     Net cash provided by (used by)
      investing activities.............    (2,516,000)  17,744,000     4,028,000
                                          -----------  -----------  ------------
Cash flows from financing activities:
 Proceeds (repayments) on line of
  credit, net..........................       110,000     (193,000)    6,482,000
 Proceeds from issuance of common
  stock................................        13,000    2,063,000       211,000
 Proceeds from issuance of preferred
  stock................................     4,420,000    6,880,000            --
 Repurchase of common stock............            --           --      (750,000)
 Redemption of preferred stock.........            --   (7,003,000)           --
 Financing activities of discontinued
  operations...........................       512,000      226,000            --
                                          -----------  -----------  ------------
     Net cash provided by financing
      activities.......................     5,055,000    1,973,000     5,943,000
                                          -----------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents......................      (863,000)     964,000       363,000
Cash and cash equivalents, beginning of
 year..................................     3,116,000    2,253,000     3,217,000
                                          -----------  -----------  ------------
Cash and cash equivalents, end of
 year..................................   $ 2,253,000  $ 3,217,000  $  3,580,000
                                          ===========  ===========  ============
Non-cash investing and financing
 activities:
 Purchase of software under deferred
  payment arrangement (Note 2).........   $        --  $        --  $    769,000
 Preferred stock issued in acquisition
  (Note 3).............................            --           --     7,731,000
 Tax benefit on stock option
  exercises............................            --           --       148,000
Supplemental cash flow information:
 Interest paid.........................   $        --  $   107,000  $     96,000
 Income taxes paid.....................            --   10,862,000     1,787,000

                See notes to consolidated financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1996, 1997 and 1998

1. Business and Significant Accounting Policies

  Business--The Company was incorporated in California in 1993 under the name Global Internet Access Services, Inc. and reincorporated in Delaware in 1994, subsequently changing its name to Cohesive Network Systems, Inc. During September 1998, the Company merged with Business Technologies, Inc. and changed its name to Cohesive Technology Solutions, Inc. Cohesive Technology Solutions, Inc. and its wholly-owned subsidiaries (collectively, the "Company") are primarily in the business of providing information technology related consulting services to mid-tier customers and divisions of large corporations. The Company has core competencies in the areas of business consulting, application development and network integration.

  The Company has incurred a net loss of $10,235,000 for the year ended December 31, 1998. In addition, the Company has a negative working capital of $5,891,000 and an accumulated deficit of $2,755,000 as of December 31, 1998. Approximately $3 million of the Company's preferred stock is redeemable in September 1999 while another $10.4 million is redeemable in January 2000. The Company believes, to the extent existing resources and anticipated revenues are insufficient to fund the Company's planned activities, that additional debt or equity financing will be available from its majority stockholder. This stockholder has indicated that to the extent that the Company is otherwise unable to meets it obligation to repay its existing credit line at maturity in December 1999, it will make an investment in debt or equity securities of the Company in an amount sufficient to permit the Company to meet such obligation up to a maximum of $15 million. In addition, the stockholder has agreed, to the extent that the Company may not have capital legally available for the payment of redemption amounts otherwise due in January 2000 in respect to preferred stock held by the stockholder, to extend the redemption date of such preferred stock until at least May 2000.

  Consolidation--The consolidated financial statements include the accounts of Cohesive Technology Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash equivalents and accounts receivable. The Company invests its excess cash in money market accounts and highly liquid government securities. The Company's accounts receivable are generally derived from sales to customers in the United States which require information technology and networking services. The Company maintains reserves for potential credit losses.

  Fair Value of Financial Instruments--As of December 31, 1997 and 1998, the carrying amounts of cash and cash equivalents, accounts receivable and borrowings under the Company's credit agreements approximate their respective fair values.

  Cash and Cash Equivalents--Cash equivalents are short-term, highly liquid cash investments with an original maturity of less than 90 days.

  Restricted Cash--Restricted cash represents cash in escrow related to the divestiture of the Company's software development group and Internet services division.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                  Years Ended December 31, 1996, 1997 and 1998


  Short-Term Investments--While the Company's practice is to hold securities to maturity, the Company has classified all securities as available-for-sale securities, as the sale of such securities may be required prior to maturity to implement management strategies. The carrying value of securities is adjusted to fair market value, with unrealized gains and losses, net of deferred taxes, being excluded from earnings and reported as a separate component of stockholders' equity. Cost is based on the specific identification method for purposes of computing realized gains or losses. At December 31, 1997, the difference between fair value and amortized cost was not significant.

  Inventory--Inventory consists primarily of computer hardware held for resale and spare parts, and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

  Property and Equipment--Property and equipment are stated at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, which are generally two to five years.

  Intangibles--Intangibles resulting from the acquisition of technology service businesses are estimated by management to be primarily associated with the acquired workforce and technological know-how. As a result of the limited operating history of the entities acquired, the rapid technological changes occurring in the industry and the intense competition for qualified engineering professionals, recorded intangibles are amortized on the straight-line basis over the estimated periods of benefit, generally two to seven years. At December 31, 1997 and 1998, accumulated amortization was $2,493,000 and $9,227,000, respectively.

  At each balance sheet date, the Company assesses the value of recorded intangibles for possible impairment based upon a number of factors, including turnover of the acquired workforce and the undiscounted value of expected future operating cash flows in relation to its net investment in each subsidiary. Since inception, the Company has not recorded any provisions for possible impairment of intangible assets.

  Revenue Recognition--Revenue from services is recognized upon performance. Revenue from hardware and software sales is recognized upon shipment.

  Stock-Based Compensation--The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees."

  Income Taxes--Deferred tax liabilities are recognized for future taxable amounts and deferred tax assets are recognized for future deductions net of a valuation allowance to reduce net deferred tax assets to amounts that are more likely than not to be realized.

  Reclassifications--Certain prior year amounts have been reclassified to conform to the current year presentation. Other than the reclassification of redeemable preferred stock, these reclassifications had no effect on total stockholders' equity or net income (loss). Redeemable preferred stock has been reclassified from stockholders' equity to mezzanine equity to comply with SEC reporting requirements.

  Recently Issued Accounting Standards--In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in its net assets during the period from nonowner sources. The Company adopted SFAS No. 130 in 1998. The Company's comprehensive income is the same as its net income (loss).

  In 1998, the AICPA issued a Statement of Position (SOP 98-1), which requires companies to capitalize the costs incurred to develop and install software for internal use. The Company adopted SOP 98-1 in 1998. Adoption of this statement did not impact the Company's financial position, results of operations or cash flows.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                  Years Ended December 31, 1996, 1997 and 1998


2. Property and Equipment

  Property and equipment consist of the following:

                                                             December 31,
                                                         ----------------------
                                                            1997        1998
                                                         ----------  ----------
     Computer and office equipment...................... $1,595,000  $2,877,000
     Software...........................................    135,000     968,000
     Furniture and fixtures.............................    223,000     389,000
     Vehicles...........................................     73,000      91,000
     Leasehold improvements.............................     52,000      86,000
                                                         ----------  ----------
                                                          2,078,000   4,411,000
     Accumulated depreciation and amortization..........   (837,000) (1,663,000)
                                                         ----------  ----------
     Property and equipment, net........................ $1,241,000  $2,748,000
                                                         ==========  ==========

  During 1998, the Company spent approximately $789,000 to purchase, install and implement new back office systems software. Of this amount, approximately $440,000 and $349,000 is payable in 1999 and 2000, respectively.

3. Acquisitions and Divestitures

  During the years ended December 31, 1996, 1997 and 1998, the Company made the following acquisitions:

                                                                       Total
                                                        Acquisition  Purchase
     Company                                               Date        Price
     -------                                            ----------- -----------
     Forte Computer Services, Inc......................     4/2/96  $ 2,020,000
     The Leftbank Operations, Inc......................    4/10/97    1,300,000
     R&D Networking, Inc...............................   8 /28/97    3,600,000
     Computer Lanscapes, Inc...........................  12/19/ 97    4,770,000
     Napier Corporation................................    1/28/98    3,500,000
     I. Consulting Corporation.........................    3/19/98      717,000
     Integrated Office Solutions, Inc..................     7/1/98    6,000,000
     Business Technologies, Inc........................    9/18/98   16,731,000
                                                                    -----------
       Total...........................................             $38,638,000
                                                                    ===========

  The total purchase prices above consist of (i) nonrefundable cash payments due on closing of the acquisition (approximately $18.1 million), (ii) 900,000 shares of Convertible Redeemable Series D preferred stock issued to the former shareholders of Business Technologies, Inc. (valued at $7.7 million) and
(iii) probable amounts to be paid in cash to the former owners of the acquired companies upon the attainment of certain performance criteria (the "Cash Earnouts") (approximately $12.8 million). Of the Cash Earnouts, $9.3 million were allocated to original purchase price as the performance criteria were considered probable of occurring as of the acquisition date. The remaining of Cash Earnouts were contingent upon continued employment and were recorded as Acquisition Related Charges during the employment periods. As of December 31, 1998, no additional amounts are contingent upon continued employment.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 Years Ended December 31, 1996, 1997 and 1998


  During 1996, 1997 and 1998, the Company recognized Acquisition Related Charges comprised of the following:

                                                   Years Ended December 31,
                                                ------------------------------
                                                  1996      1997       1998
                                                -------- ---------- ----------
     Signing and retention bonuses............. $     -- $  500,000 $1,818,000
     Cash earnouts contingent upon continued
      employment...............................  964,000  1,417,000  1,696,000
     Reorganization expenses (primarily
      severance and relocation costs)..........       --         --    949,000
                                                -------- ---------- ----------
                                                $964,000 $1,917,000 $4,463,000
                                                ======== ========== ==========

  As of December 31, 1998, accrued liabilities included $283,000 of unpaid Acquisition Related Charges that will be paid in 1999.

  The acquisitions have been accounted for in accordance with the purchase method of accounting and the accompanying consolidated financial statements reflect the purchase price allocated to assets acquired and liabilities assumed based upon their fair values as of the acquisition date. The $34.5 million excess of the cash purchase price over the fair value of the net identifiable assets has been allocated to intangibles. The Company's results of operations include those of the acquired companies from their respective dates of acquisition.

  On July 25, 1997, the Company sold a portion of its software development group to an unrelated third party for $40 million. As of December 31, 1997, all of the proceeds except $4 million were available for operations. The remaining amount was placed in escrow. During 1998, this entire amount and the related accrued interest of $124,000 were released from escrow. In connection with this sale, the vesting of options held by employees of the software development division were accelerated by one year. This resulted in the Company recognizing $281,000 in stock compensation expense during fiscal 1997. The Company recorded a gain of $38 million during 1997 related to this sale.

  On November 26, 1997, the Company sold its Internet services division to an unrelated third party for $6 million. As of December 31, 1997, all of the proceeds except $1,050,000 were available for operations. The $1,050,000 amount was placed in escrow at the time of the sale and was recorded as a deferred gain at December 31, 1997. Of this amount, $942,000 was released to the Company and recognized as a gain on divestiture during 1998. The remaining $108,000 was released to the third party purchaser. In connection with this sale, the vesting of options held by employees of the Internet services division were accelerated by one year. This resulted in the Company recognizing $35,000 in stock compensation expense during fiscal 1997. The Company recorded gains of $3.9 million and $0.9 million during 1997 and 1998, respectively, related to this sale.

  The operating results of the Internet services division have been segregated from continuing operations and reported as discontinued operations in the accompanying statement of operations. Revenues for the discontinued operations were $3,721,000 and $3,805,000 for 1996 and 1997, respectively.

4. Lines of Credit

  The Company has a revolving line of credit from a bank that provides for borrowings up to $15 million through December 31, 1999. Borrowings under the line are secured by substantially all of the Company's assets and bear interest at varying rates based upon the bank's prime or LIBOR rate on the date of borrowing. In

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 Years Ended December 31, 1996, 1997 and 1998

addition, the line of credit restricts the payment by the Company of cash dividends or distributions on its common stock. The agreements require, among other things, that the Company satisfy certain financial covenants. As of December 31, 1998, the Company was in compliance with such covenants.

  As of December 31, 1997, the Company had two revolving lines of credit from banks, which provided for borrowings up to $1,000,000 each through June 2, 1998, and July 1, 1998. All outstanding amounts were fully paid during 1998 and the lines of credit were not renewed.

5. Redeemable Preferred Stock

 Preferred Stock

  Holders of Series A and B preferred stock are entitled to annual dividends at the rate of $7 per share when and if declared by the Board of Directors. Such dividends for Series A and B preferred stock shall be cumulative and shall accrue on each share of preferred stock from the date of original issuance of such share. Dividends for Series A and B are payable in preference and priority to convertible Series C and D preferred stock.

  In the event of a liquidation, dissolution or winding up of the Company, the Series A and B preferred stockholders are entitled to a liquidation preference of $100 per share plus all accrued but unpaid dividends. Upon payment of the liquidation preference (aggregating $10,368,000 at December 31, 1998), the remaining proceeds will be allocated to the convertible Series C and Series D preferred stockholders.

  The Company may redeem Series A and B preferred stock at any time. Redemption is mandatory (1) on January 31, 2000 or (2) in the event of the closing of a firm underwritten offering meeting certain criteria, if earlier. The redemption price shall be equal to $100 per share plus all accrued but unpaid dividends.

  The holders of Series A and B preferred stock are not entitled to vote on any matter to be voted on by the stockholders of the Company, except liquidation, dissolution, winding up, consolidation or merger of the Company, or sale of all or substantially all of the Company's assets, requires approval of two-thirds of the Series A and B preferred stock voting as a single class. Series A and B preferred stock is not convertible into common stock.

 Convertible Series D Preferred Stock

  Holders of redeemable convertible Series D preferred stock have the right to require redemption of the Series D shares at a price of $10 per share plus all declared but unpaid dividends. As of September 18, 1999, 2000 and 2001, the redemption rights will apply to 300,000, 600,000 and 900,000 Series D shares, respectively. The redemption rights expire as to all shares that have not been redeemed as of September 19, 2002. The carrying value of the Series D preferred stock is being accreted to its redemption price over the redemption period.

  In the event of a liquidation, dissolution or winding up of the Company, Series D preferred stockholders are entitled to a liquidation preference of $10 per share plus any declared and unpaid dividends. Upon payment of the Series D liquidation preference (aggregating $9 million at December 31, 1998), the remaining proceeds will be allocated to the preferred Series C, preferred Series D and common stockholders on an as converted basis.

  Each share of Series D preferred stock is convertible into one share of common stock at the option of the holder, subject to adjustment for certain dilutive issuances. Conversion of the Series D preferred stock is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1993.

  The holders of Series D preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                  Years Ended December 31, 1996, 1997 and 1998


6. Stockholders' Equity

 Convertible Series C Preferred Stock

  Holders of convertible Series C preferred stock are entitled to noncumulative annual dividends of $0.50 per share, when and if declared, and are payable in preference to any dividends on Series D preferred stock or common stock.

  In the event of a liquidation, dissolution or winding up of the Company, Series C preferred stockholders are entitled to a liquidation preference of $5 per share plus any declared and unpaid dividends. Upon payment of the liquidation preference (aggregating $4,000,000 at December 31, 1998), the remaining proceeds will be allocated to the Series D preferred stockholders.

  Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, subject to adjustment for certain dilutive issuances. Conversion of the Series C preferred stock is mandatory in the event of the closing of a firm underwritten public offering under the Securities Act of 1933, at a price of at least $5 per share and at an aggregate gross offering price of not less than $10,000,000, or upon the consent of the stockholders holding a majority of the outstanding Series C preferred stock.

  The holders of Series C preferred stock are entitled to one vote for each share of common stock into which the preferred stock is convertible.

 Stock Option Plans

  The Company has stock option plans (the "Plans") under which officers, employees, directors and consultants may be granted options to purchase shares of the Company's common stock. At December 31, 1998, 5,560,000 shares of the Company's common stock have been reserved for issuance under the Plans. The Plans permit incentive and nonqualified stock options to be granted at an exercise price not less than the fair market value on the date of grant with terms of up to ten years. Options generally vest over a four-year period.

  A summary of option activity under the Plans is as follows:

                                                                   Weighted
                                                     Number of     Average
                                                      Shares    Exercise Price
                                                     ---------  --------------
     Balances, January 1, 1996 (192,675 shares
      exercisable at a weighted average price of
      $0.10).......................................  1,523,100      $0.12
       Granted.....................................    933,500       0.32
       Exercised...................................   (129,850)      0.13
       Canceled....................................   (328,925)      0.17
                                                     ---------
     Outstanding, December 31, 1996 (405,750 shares
      exercisable at a weighted average price of
      $0.10).......................................  1,997,825       0.21
       Granted.....................................  1,409,850       1.14
       Exercised...................................   (770,038)      0.18
       Canceled....................................   (567,637)      0.49
                                                     ---------
     Outstanding, December 31, 1997 (294,625 shares
      exercisable at a weighted average price of
      $0.20).......................................  2,070,000       0.77
       Granted.....................................  2,769,333       2.58
       Exercised...................................   (632,850)      0.34
       Canceled....................................   (668,595)      1.82
                                                     ---------
     Outstanding, December 31, 1998................  3,537,888      $2.07
                                                     =========

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 Years Ended December 31, 1996, 1997 and 1998


  Additional information regarding options outstanding as of December 31, 1998 is as follows:

                              Options Outstanding        Options Exercisable
                       --------------------------------- --------------------
                                     Weighted
                                     Average    Weighted             Weighted
                                    Remaining   Average              Average
     Range of            Number    Contractual  Exercise   Number    Exercise
     Exercise Prices   Outstanding Life (Years)  Price   Exercisable  Prices
     ---------------   ----------- ------------ -------- ----------- --------
     $0.10-$0.11          237,500      6.6       $0.10     181,250    $0.10
      0.35- 1.00          502,950      7.8        0.55     205,550     0.48
      1.75- 2.00        1,242,923      9.0        1.90     136,125     1.77
      3.00              1,554,515      9.6        3.00          --       --
                        ---------                          -------
     $0.10-$3.00        3,537,888      8.9       $2.07     522,925    $0.69
                        =========                          =======

  At December 31, 1998, 714,443 shares were available for future grants under the Plans.

  During 1998, in connection with the resignation of certain officers and employees, the Company accelerated the vesting of options to purchase 244,000 shares of the Company's common stock. The Company recorded an associated $590,000 charge to compensation expense.

 Additional Stock Plan Information

  As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion (APB) No. 25, "Accounting for Stock Issued to Employees," and its related interpretations.

  SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) had the Company adopted the fair value method since the Company's inception. Under SFAS No. 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values.

  The Company's calculations were made using the minimum value method with the following weighted average assumptions: expected life, one year following vesting; risk free interest rate of 6%; and no dividends during the expected term. The Company's calculations are based on a multiple award valuation approach, and forfeitures are recognized as they occur. If the computed minimum values of the Company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under SFAS No. 123, net income (loss) available to common stockholders would have been $(5,226,000), $18,065,000 and $(10,562,000) in 1996, 1997 and 1998,
respectively. The estimated weighted-average minimum value per option as of the grant date for the awards granted for the years ended December 31, 1996, 1997 and 1998 were $0.06, $0.24 and $0.47, respectively.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 Years Ended December 31, 1996, 1997 and 1998


7. Income Taxes

  The provision for (benefit from) income taxes on continuing operations consists of:

                                             Years Ended December 31,
                                        -------------------------------------
                                           1996         1997         1998
                                        -----------  -----------  -----------
     Current:
       Federal......................... $        --  $ 9,124,000  $(2,513,000)
       State...........................          --    2,326,000      (42,000)
                                        -----------  -----------  -----------
     Total current income taxes........          --   11,450,000   (2,555,000)
                                        -----------  -----------  -----------
     Deferred:
       Federal.........................   1,322,000      746,000      786,000
       State...........................     125,000       48,000      291,000
                                        -----------  -----------  -----------
     Total deferred income taxes.......   1,447,000      794,000    1,077,000
     Valuation allowance...............  (1,447,000)    (794,000)  (1,077,000)
                                        -----------  -----------  -----------
     Provision for (benefit from)
      income taxes..................... $        --  $11,450,000  $(2,555,000)
                                        ===========  ===========  ===========

  Deferred income tax assets are comprised of:

                                                            December 31,
                                                       ------------------------
                                                          1997         1998
                                                       -----------  -----------
     Deductible intangibles........................... $   833,000  $ 1,968,000
     Net operating losses.............................          --      139,000
     Deferred gain....................................     461,000      113,000
     Other............................................     150,000      301,000
                                                       -----------  -----------
     Total............................................   1,444,000    2,521,000
     Valuation allowance..............................  (1,444,000)  (2,521,000)
                                                       -----------  -----------
     Total net deferred income tax assets............. $        --  $        --
                                                       ===========  ===========

  The Company has net operating loss carryforwards of approximately $2.3 million for state income tax purposes, which will expire in 2003. The Company has deferred tax assets of approximately $1,444,000 and $2,521,000 as of December 31, 1997 and 1998, respectively, resulting primarily from basis differences in intangibles and other items. However, because realization of these benefits depends on the generation of future taxable income, which is subject to uncertainty, the Company has placed a full valuation allowance against the deferred tax assets.

  The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating losses in the event of an "ownership change" as defined in the Internal Revenue Code. Any such ownership change could significantly limit the Company's ability to utilize its tax carryforwards.

8. Employee Benefit Plan

  The Company has a qualified employee salary savings plan (401(k) plan). The 401(k) plan allows the Company to make discretionary contributions of a certain percentage of employees' contributions to the 401(k) plan. The Company made no contributions during 1996 and 1997 and the Company made a $12,000 contribution during 1998.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)
                 Years Ended December 31, 1996, 1997 and 1998


9. Commitments and Contingencies

  The Company leases its facilities under various operating leases that extend through February 2003. Rental expense for the Company's facilities was $356,000, $530,000 and $987,000, for 1996, 1997 and 1998, respectively.

  Future minimum operating lease payments at December 31, 1998 are approximately as follows:

     Fiscal Year
     -----------
      1999.......................................................... $  802,000
      2000..........................................................    595,000
      2001..........................................................    428,000
      2002..........................................................     67,000
      2003..........................................................     10,000
                                                                     ----------
     Total minimum lease payments................................... $1,902,000
                                                                     ==========

  The Company is party to various litigation arising in the normal course of its operations. In the opinion of management, the ultimate liability for these matters, if any, will not have a material adverse effect on the Company's financial position or results of operations.

10. Subsequent Events

  On April 21, 1999, the Company entered into a definitive agreement to be acquired by Exodus Communications, Inc. (Exodus) for cash and common stock valued at approximately $100 million. The acquisition is expected to close in mid-1999, subject to regulatory review and approval. Upon closing of the acquisition, the Company will exchange all outstanding preferred and common stock for cash and shares of Exodus common stock at that date.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                       December     March 31,
                                                       31, 1998*      1999
                                                      -----------  -----------
                                                                   (Unaudited)
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $ 3,580,000  $ 1,845,000
  Accounts receivable, net of allowance for doubtful
   accounts of $962,000 and $972,000, respectively...   7,561,000   10,633,000
  Income tax receivable..............................   1,984,000    1,997,000
  Inventory..........................................     422,000      198,000
  Prepaid expenses...................................     758,000      683,000
                                                      -----------  -----------
    Total current assets.............................  14,305,000   15,356,000

Property and equipment, net..........................   2,748,000    2,773,000

Other assets.........................................      60,000      109,000

Intangibles, net.....................................  26,454,000   24,263,000
                                                      -----------  -----------

Total assets......................................... $43,567,000  $42,501,000
                                                      ===========  ===========

     LIABILITIES, REDEEMABLE PREFERRED STOCK AND
                STOCKHOLDERS' EQUITY
Current liabilities:
  Revolving line of credit and current portion of
   long-term obligations............................. $ 7,437,000  $ 8,030,000
  Accounts payable...................................   2,316,000    3,437,000
  Amounts due under acquisition agreements...........   6,896,000    5,697,000
  Accruals and other current liabilities.............   3,547,000    4,243,000
                                                      -----------  -----------
    Total current liabilities........................  20,196,000   21,407,000

Long-term obligations................................     349,000      246,000
                                                      -----------  -----------
    Total liabilities................................  20,545,000   21,653,000
                                                      -----------  -----------

Commitments and contingencies........................          --           --

Redeemable preferred stock...........................  18,274,000   18,586,000
                                                      -----------  -----------

Stockholders' equity:
  Convertible preferred stock........................   4,000,000    4,000,000
  Common stock.......................................     139,000      140,000
  Additional paid-in capital.........................   3,364,000    3,425,000
  Accumulated deficit................................  (2,755,000)  (5,303,000)
                                                      -----------  -----------
    Total stockholders' equity.......................   4,748,000    2,262,000
                                                      -----------  -----------

Total liabilities, redeemable preferred stock and
 stockholders' equity................................ $43,567,000  $42,501,000
                                                      ===========  ===========

--------
*Derived from audited consolidated financial statements.

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                               Three Months Ended March 31,
                                               ------------------------------
                                                    1998            1999
                                               --------------  --------------
                                                        (Unaudited)
Revenues:
  Service revenues............................ $    5,070,000  $    8,930,000
  Product revenues............................      3,545,000       2,785,000
                                               --------------  --------------
    Total revenues............................      8,615,000      11,715,000

Cost of Revenues:
  Costs of service revenues...................      2,625,000       5,884,000
  Costs of product revenues...................      3,182,000       2,384,000
                                               --------------  --------------
    Total cost of revenues....................      5,807,000       8,268,000
                                               --------------  --------------

Gross profit..................................      2,808,000       3,447,000
                                               --------------  --------------

Operating expenses:
  Sales and marketing.........................      1,351,000       1,329,000
  General and administrative..................      2,063,000       1,922,000
  Amortization of intangibles.................      1,308,000       2,191,000
  Acquisition related charges.................      1,837,000             --
                                               --------------  --------------
    Total operating expenses..................      6,559,000       5,442,000
                                               --------------  --------------

Operating loss................................     (3,751,000)     (1,995,000)
                                               --------------  --------------

Interest income (expense), net................        246,000        (241,000)
                                               --------------  --------------

Loss before income taxes......................     (3,505,000)     (2,236,000)

Benefit from income taxes.....................        413,000             --
                                               --------------  --------------

Net loss......................................     (3,092,000)     (2,236,000)

Dividends and accretion on redeemable
 preferred stock..............................       (156,000)       (312,000)
                                               --------------  --------------

Net loss applicable to common stockholders.... $   (3,248,000) $   (2,548,000)
                                               ==============  ==============

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        Three Months Ended
                                                             March 31,
                                                      ------------------------
                                                         1998         1999
                                                      -----------  -----------
                                                            (Unaudited)
Cash flows from operating activities:
  Net loss........................................... $(3,092,000) $(2,236,000)
  Adjustments to reconcile net income to net cash
   provided by operating activities:
    Depreciation and amortization....................   1,374,000    2,433,000
    Stock compensation expense.......................          --       13,000
    Interest income on restricted cash...............     (1,000)           --
    Changes in assets and liabilities, net of effect
     of acquisitions:
      Accounts receivable............................  (1,379,000)  (3,072,000)
      Income taxes receivable........................  (2,419,000)    (13,000)
      Inventory......................................      40,000      224,000
      Prepaid expenses...............................     131,000       75,000
      Other assets...................................     (10,000)     (49,000)
      Accounts payables..............................     139,000    1,121,000
      Amounts due under acquisition agreements.......     642,000           --
      Accruals and other current liabilities.........     562,000      696,000
                                                      -----------  -----------
        Net cash used by operating activities........  (4,013,000)    (808,000)
                                                      -----------  -----------

Cash flows from investing activities:
  Purchase of short-term investments.................   2,815,000           --
  Acquisitions, net of cash acquired.................  (1,539,000)          --
  Repayment of acquisition obligations...............    (700,000)  (1,199,000)
  Purchase of property and equipment.................    (291,000)    (267,000)
  Proceeds from divestitures.........................   2,000,000           --
                                                      -----------  -----------
        Net cash provided by (used for) investing
         activities..................................   2,285,000  (1,466,000)
                                                      -----------  -----------

Cash flows from financing activities:
  Proceeds on line of credit.........................     154,000      502,000
  Repayments of long-term obligations................          --      (12,000)
  Issuance of common stock...........................      70,000       49,000
                                                      -----------  -----------
        Net cash provided by financing activities....     224,000      539,000
                                                      -----------  -----------

Net decrease in cash.................................  (1,504,000)  (1,735,000)

Cash and cash equivalents--beginning of period.......   3,217,000    3,580,000
                                                      -----------  -----------

Cash and cash equivalents--end of period............. $ 1,713,000  $ 1,845,000
                                                      ===========  ===========

           See notes to consolidated condensed financial statements.

              COHESIVE TECHNOLOGY SOLUTIONS, INC. AND SUBSIDIARIES
                   (Formerly Cohesive Network Systems, Inc.)

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1999

1. Basis of Presentation

  The accompanying unaudited consolidated financial statements have been prepared by the Company, and, do not include all of the disclosures normally required by generally accepted accounting principles. The unaudited financial information has been prepared in accordance with the Company's customary accounting policies and practices. In the opinion of management, all adjustments, consisting of normal recurring adjustments considered necessary for a fair presentation of results of operations for the periods, have been included. Results of operations for the interim periods are not necessarily indicative of results for the full year.

2. Inventory

  Inventory consists primarily of computer hardware held for sale and spare parts, and is stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

3. Line of Credit

  At March 31, 1999, the Company was not in compliance with its line of credit covenants. The Company has obtained a waiver from the bank with respect to the covenant violations.

4. Litigation

  The Company is party to various litigation arising in the normal course of its operations. In the opinion of management, the ultimate liability for these matters, if any, will not have a material adverse effect on the Company's financial position or results of operations.

5. Subsequent Events

  On April 21, 1999, the Company entered into a definitive agreement to be acquired by Exodus Communications, Inc. (Exodus) for cash and common stock valued at approximately $100.0 million at that date. The acquisition is expected to close in mid-1999, subject to regulatory review and approval. Upon closing of the acquisition, the Company will exchange all outstanding preferred and common stock for cash and shares of Exodus common stock.

                                     ******

     (b) Pro Forma Financial Information.
         -------------------------------


Unaudited pro forma combined condensed balance
 sheet as of March 31, 1999
Unaudited pro forma combined condensed statement of
 operations for year ended December 31, 1998
Unaudited pro forma combined condensed statement of
 operations for the three-months ended March 31, 1999
Notes to unaudited pro forma combined condensed financial statements

                EXODUS COMMUNICATIONS, INC. UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the combined financial position or results of operations for future periods or the results of operations or financial position that actually would have been realized had Exodus and Cohesive been a combined company during the specified periods. The unaudited pro forma combined condensed financial statements, including the related notes, are qualified in their entirety by reference to, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of Exodus, included in its registration statement on Form S-4, filed on August 19, 1999, as amended, and Cohesive, included elsewhere in this filing.

     The following unaudited pro forma combined condensed financial statements give effect to the merger between Exodus and Cohesive using the purchase method of accounting. The pro forma combined condensed financial statements are based on the respective historical audited and unaudited consolidated financial statements and related notes of Exodus and Cohesive. The pro forma adjustments are preliminary and based on management's estimates of the value of the tangible and intangible assets acquired. In addition, management is in the process of assessing and formulating its integration plans, which may include employee separations, employee relocations, and other restructuring actions and has not yet determined the costs, if any, of these plans.

     The actual adjustments may differ materially from those presented in these pro forma financial statements. A change in the pro forma adjustments would result in a reallocation of the purchase price affecting the value assigned to the long-term tangible and intangible assets or, in some circumstances, result in a charge to the statement of operations. The effect of these changes on the statement of operations will depend on the nature and amounts of the assets and liabilities adjusted. See note 1(c) to the pro forma combined condensed financial statements.

     The unaudited pro forma combined condensed balance sheet assumes that the merger took place on March 31, 1999, and combined Exodus' unaudited March 31, 1999 consolidated balance sheet with Cohesive's unaudited March 31, 1999 consolidated balance sheet. The pro forma combined condensed statements of operations assume the merger took place as of January 1, 1998 and combines Exodus' audited consolidated statement of operations for the year ended December 31, 1998 and unaudited consolidated statement of operations for the three months ended March 31, 1999, with Cohesive's audited statement of operations for the year ended December 31, 1998 and unaudited statement of operations for the three months ended March 31, 1999, respectively.

                                       UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                                          (In thousands)
                                                                                   March 31, 1999
                                                                --------------------------------------------------------
                                                                       Historical                    Pro forma
                                                                ------------------------    ----------------------------
                                                                  Exodus       Cohesive    Adjustments         Combined
                                                                ----------    ----------   -----------        ----------
 ASSETS

 Current assets:
    Cash and cash equivalents........................           $  323,642    $    1,845    $ (13,287)  (a)   $
                                                                                              (41,713)  (c)       270,487
    Accounts receivable..............................               16,277        10,633                           26,910
    Income taxes receivable..........................                    -         1,997       (1,997)  (b)             -
    Prepaid expenses and other current assets........                6,727           881                            7,608
                                                                ----------    ----------    ---------           ---------
       Total current assets..........................              346,646        15,356      (56,997)            305,005
 Property and equipment, net.........................              101,793         2,773                          104,566
 Restriced cash equivalents and investments..........               36,292             -                           36,292
 Goodwill and other intangible assets, net...........               23,223        24,263      (24,263)  (c)
                                                                                              107,125   (c)       130,348
 Other assets........................................               18,338           109                           18,447
                                                                ----------    ----------    ---------          ----------
                                                                $  526,292    $   42,501    $  25,865          $  594,658
                                                                ==========    ==========    =========          ==========

 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

 Current liabilities:
    Current portion of equipment loans and
      line of credit facilities......................           $    6,804    $    8,030    $  (7,590)  (a)    $    7,244
    Current portion of capital lease obligations.....                5,950             -                            5,950
    Accounts payable.................................               24,504         3,437                           27,941
    Accrued expenses.................................                7,623         4,243                           11,866
    Accrued interest payable.........................                6,949             -                            6,949
    Amounts due under acquisition agreements.........                    -         5,697       (5,697)  (a)             -
                                                                ----------    ----------    ---------          ----------
       Total current liabilities.....................               51,830        21,407      (13,287)             59,950
                                                                ----------    ----------    ---------          ----------
 Equipment loans and line of credit facilities,
    less current portion.............................               12,864           246                           13,110
 Capital lease obligations, less current portion.....               12,111             -                           12,111
 Convertible subordinated notes......................              250,000             -                          250,000
 Senior notes........................................              200,000             -                          200,000
                                                                ----------    ----------    ---------          ----------
      Total liabilities..............................              526,805        21,653      (13,287)            535,171
                                                                ----------    ----------    ---------          ----------

 Reedemable preferred stock..........................                    -        18,586      (18,586)  (c)             -

 Stockholders' equity (deficit):
    Preferred stock..................................                    -         4,000       (4,000)  (c)             -
    Common stock.....................................                   82           140         (139)  (c)            83
    Additional paid-in capital.......................              119,479         3,425       56,574   (c)       179,478
    Deferred stock compensation......................                 (891)            -                             (891)
    Accumulated deficit..............................             (119,183)       (5,303)      (1,997)  (b)
                                                                                                7,300   (c)      (119,183)
                                                                ----------    ----------    ---------          ----------
      Total stockholders' equity (deficit)                            (513)        2,262       57,738              59,487
                                                                ----------    ----------    ---------          ----------
                                                                $  526,292    $   42,501    $  25,865          $  594,658
                                                                ==========    ==========    =========          ==========

                                    UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                               (In thousands, except per share data)

                                                                              Year ended December 31, 1998
                                                                --------------------------------------------------------
                                                                      Historical                     Pro forma
                                                                ------------------------   -----------------------------
                                                                  Exodus       Cohesive    Adjustments         Combined
                                                                ----------    ----------   -----------        ----------
Revenues                                                        $   52,738    $   41,708   $                  $   94,446
                                                                ----------    ----------                      -----------

 Costs and expenses:
    Cost of revenues.................................               61,559        28,324                          89,883
    Marketing and sales..............................               28,778         5,672                          34,450
    General and administrative.......................               15,723        10,219                          25,942
    Product development..............................                3,221             -                           3,221
    Amortization of goodwill and other
       intangible assets.............................                  142         6,734           (6,734)  (d)
                                                                                                   14,444   (d)   14,586
    Acquisition related charges......................                    -         4,463                           4,463
                                                                ----------    ----------    -------------    -----------
       Total costs and expenses......................              109,423        55,412            7,710        172,545
                                                                ----------    ----------    -------------    -----------

      Operating loss.................................              (56,685)      (13,704)          (7,710)       (78,099)

 Interest (expense) income, net......................               (9,757)          352           (2,750)  (e)  (12,155)
                                                                ----------    ----------    -------------    -----------

      Loss from continuing operations before taxes...              (66,442)      (13,352)         (10,460)       (90,254)

 Income tax benefit..................................                    -         2,555                           2,555
                                                                ----------    ----------    -------------    -----------

      Loss from continuing operations................              (66,442)      (10,797)         (10,460)       (87,699)

 Cumulative dividends and accretion on
      redeemable preferred stock.....................               (2,014)         (800)             800   (f)   (2,014)
                                                                ----------    ----------    -------------    -----------

      Loss from continuing operations
         attributable to common stockholders.........           $  (68,456)   $  (11,597)   $      (9,660)   $   (89,713)
                                                                ==========    ==========    =============    ===========

      Basic and diluted loss per share from
         continuing operations.......................           $    (1.09)   $                              $     (1.40)
                                                                ==========                                   ===========

      Shares used to compute basic and diluted
         loss per share from continuing operations...               62,574                          1,487   (g)   64,061
                                                                ==========                  =============    ===========

                                   UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                                               (In thousands, except per share data)

                                                                             Three months ended March 31, 1999
                                                                --------------------------------------------------------
                                                                         Historical                     Pro forma
                                                                -----------------------    -----------------------------
                                                                  Exodus       Cohesive    Adjustments         Combined
                                                                ----------    ----------   -----------        ----------
 Revenues............................................           $   30,087    $   11,715   $                  $   41,802
                                                                ----------    ----------                      ----------

 Costs and expenses:
    Cost of revenues.................................               28,110         8,268                          36,378
    Marketing and sales..............................               10,264         1,329                          11,593
    General and administrative.......................                6,442         1,922                           8,364
    Product development..............................                1,285             -                           1,285
    Amortization of goodwill and other intangible assets               613         2,191           (2,191)  (d)
                                                                                                    3,611   (d)    4,224
                                                                 ---------    ----------    -------------     ----------
       Total costs and expenses......................               46,714        13,710            1,420         61,844
                                                                 ---------    ----------    -------------     ----------

      Operating loss.................................              (16,627)       (1,995)          (1,420)       (20,042)

 Interest expense, net...............................               (5,537)         (241)            (688)  (e)   (6,466)
                                                                 ---------    ----------    -------------     ----------

      Loss from continuing operations................              (22,164)       (2,236)          (2,108)       (26,508)

 Cumulative dividends and accretion on
     redeemable preferred stock......................                    -          (312)             312   (f)        -
                                                                 ---------    ----------    -------------     ----------

      Loss from continuing operations
          attributable to common stockholders........            $ (22,164)   $   (2,548)   $      (1,796)    $  (26,508)
                                                                 =========    ==========    =============     ==========

      Basic and diluted loss per share from
          continuing operations......................            $   (0.27)   $                               $    (0.32)
                                                                 =========                                    ==========

      Shares used to compute basic and diluted
          loss per share from continuing operations..               81,051                          1,487   (g)   82,538
                                                                 =========                  =============     ==========

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

(1)  Unaudited Pro Forma Combined Condensed Balance Sheet


     On July 27, 1999, Exodus acquired all of the outstanding capital stock of Cohesive in exchange for approximately $50 million in cash and 800,398 shares of Exodus common stock. In addition, Exodus issued options to purchase a total of approximately 204,330 shares of Exodus common stock in exchange for all issued and outstanding Cohesive options.

     The pro forma combined condensed balance sheet as of March 31, 1999, gives effect to the merger as if it had occurred on March 31, 1999.

     The following adjustments have been reflected in the unaudited pro forma combined condensed balance sheet:

     (a) To allocate a portion of the cash consideration to the payment of indebtedness and amounts due under acquisition agreements of Cohesive pursuant to the merger agreement.

     (b) To exclude income tax receivable by Cohesive from the net assets acquired pursuant to the merger agreement.

     (c) To record cash paid and common stock and options issued to common and preferred stockholders of Cohesive, and record applicable purchase accounting entries.

         Under purchase accounting, the total purchase price will be allocated to Cohesive's assets and liabilities based on their relative fair values. Allocations are subject to valuations as of the date of the consummation of the merger. The amounts and components of the estimated purchase price along with the preliminary allocation of the estimated purchase price to assets purchased are as follows (in thousands):

         Cash                                             $ 51,000
         Common stock                                       50,000
         Fair value of Cohesive stock options assumed       10,000
         Transaction costs                                   4,000
                                                          --------
              Total purchase price                        $115,000
                                                          ========

         Book value of net tangible assets of Cohesive
          after adjustment (a) and (b) above              $  7,875
         Workforce in place                                  6,342
         Customer lists                                     32,325
         Goodwill                                           68,458
                                                          --------
              Net assets acquired                         $115,000
                                                          ========

         The actual allocation of the purchase price will depend upon the composition of Cohesive's net assets on the closing date and Exodus' evaluation of the fair value of the net assets as of the date indicated. Consequently, the actual allocation of the purchase price could differ from that presented above.

(2)  Unaudited Pro Forma Combined Condensed Statements of Operations

     The pro forma combined condensed statements of operations give effect to the merger as if it had occurred at the beginning of the period presented.

     The following adjustments have been reflected in the unaudited pro forma combined condensed statements of operations:

     (d) Adjustment to remove the amortization of historical goodwill and other intangible assets previously recorded by Cohesive and to record the amortization of goodwill and intangible assets resulting from the allocation of the Cohesive purchase price. The pro forma adjustment assumes goodwill and other intangible assets will be amortized on a straight-line basis over the following estimated lives:


              Workforce in place                 5 years
              Customer lists                     7 years
              Goodwill                           8 years


         The ultimate lives assigned will be determined at the date of acquisition based on the facts and circumstances existing at that date.

     (e) To eliminate interest income earned by Exodus on cash paid at the date of the merger assuming a 5% interest rate which approximates the Company's actual rate of return during the periods presented.

     (f) To remove Cohesive's historical cumulative dividends and accretion on redeemable preferred stock which are settled in cash at the date of the merger.

     (g) To reflect the estimated shares to be issued as consideration for the merger based on the closing price of Exodus common stock of $33.625 per share.

     (c)  Exhibits
          --------


     The following exhibits are filed herewith:

     2.01 Agreement and Plan of Reorganization by and among Registrant, Cohesive Technology Solutions, Inc. and Marley Acquisition Corp. dated April 22, 1999. (Included in Appendix A to the prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-79655) and incorporated herein by reference.)

     2.02 Amendment to Agreement and Plan of Reorganization by and among Registrant, Cohesive Technology Solutions, Inc. and Marley Acquisition Corp. dated May 28, 1999. (Included in Appendix A to the prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-79655) and incorporated herein by reference.)


     23.01 Consent of Deloitte & Touche LLP, Independent Auditors.

     99.01 Press Release dated July 28, 1999.*


     *Previously filed.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this amendment to report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  October 12, 1999

                              EXODUS COMMUNICATIONS, INC.

                              By: /s/ Richard S. Stoltz
                                 ---------------------------------------
                                 Richard S. Stoltz
                                 Executive Vice President, Finance, Chief
                                 Financial Officer and Chief Operating Officer

                                 Exhibit Index
                                 -------------

   Number    Description
   ------    -----------

     2.01 Agreement and Plan of Reorganization by and among Registrant, Cohesive Technology Solutions, Inc. and Marley Acquisition Corp. dated April 22, 1999. (Included in Appendix A to the prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-79655) and incorporated herein by reference.)

     2.02 Amendment to Agreement and Plan of Reorganization by and among Registrant, Cohesive Technology Solutions, Inc. and Marley Acquisition Corp. dated May 28, 1999. (Included in Appendix A to the prospectus forming a part of the Registration Statement on Form S-4 (File No. 333-79655) and incorporated herein by reference.)


     23.01   Consent of Deloitte & Touche LLP, Independent Auditors.

     99.01   Press Release dated July 28, 1999.*


     *Previously filed.